Exhibit 99.1
BellRing Brands Reports Results for the Fourth Quarter and Fiscal Year 2025; Provides Fiscal Year 2026 Outlook and Updates Long-Term Financial Algorithm
St. Louis - November 18, 2025 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2025, provided its 2026 outlook and updated its long-term financial algorithm.
Fourth Quarter and Fiscal Year 2025 Highlights:
•Fourth quarter net sales of $648.2 million, up 16.6% year-over-year
•Fourth quarter operating profit of $102.2 million, net earnings of $59.6 million and Adjusted EBITDA* of $117.4 million
•Fiscal year net sales of $2,316.6 million, up 16.1% year-over-year
•Fiscal year operating profit of $357.4 million, net earnings of $216.2 million and Adjusted EBITDA* of $481.6 million
•Generated $260.6 million in cash from operations in fiscal year 2025 and repurchased 7% of common shares outstanding
Fiscal Year 2026 Outlook:
•Fiscal year 2026 net sales and Adjusted EBITDA* expected to range between $2.41-$2.49 billion and $425-$455 million, respectively
Long-Term Financial Algorithm:
•Net sales growth target of 7% to 9%
•Adjusted EBITDA as a percentage of Net Sales* target of 18% to 20%
*Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. BellRing provides Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA or Adjusted EBITDA as a percentage of net sales non-GAAP guidance measures to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” later in this release.
“We delivered strong results in 2025, with sales up 16% driven by expanding household penetration, continued distribution gains and meaningful innovation performance,” said Darcy Davenport, President and Chief Executive Officer of BellRing. “Premier is the #1 ready-to-drink protein shake brand, supported by strong brand equity, high repeat purchase rates, a scalable manufacturing platform and deep retail partnerships.

Looking ahead, today we are updating our long-term financial algorithm which reflects attractive revenue growth while acknowledging the larger size of the ready-to-drink shake category and more dynamic near-term industry trends. In 2026, we are stepping up brand investment, accelerating our innovation pipeline and sharpening multi-channel execution to reach even more consumers. While the first quarter reflects short-term challenges, we expect net sales growth to progress towards the upper end of our algorithm for the balance of the year, driven by the ramp up of our demand initiatives and more favorable comparisons. We are confident in our ability to sustain strong growth, deliver on our financial targets and drive long-term shareholder value.”
Fourth Quarter Consumption Trends
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes and Premier Protein powder products increased 20.4% and 16.9%, respectively, and Dymatize powder and RTD products decreased 1.5% in the 13-week period ended September 28, 2025, as compared to the same period in 2024 (inclusive of Circana United States (“U.S.”) Multi Outlet Plus with Convenience and management estimates of untracked channels). For additional information regarding consumption metrics, see the supplemental slide presentation on BellRing’s website, which can be accessed by visiting the Investor Relations section.

Fourth Quarter Results
Net sales were $648.2 million, an increase of 16.6%, or $92.4 million, compared to the prior year period, driven by 19.2% increase in volume and 2.6% decrease in price/mix.
Premier Protein net sales increased 14.9%, driven by 18.4% volume growth and 3.5% decrease in price/mix. Premier Protein RTD shake net sales increased 14.1%, driven by 18.4% increase in volume and 4.3% decrease in price/mix. Volume gains were lifted by incremental promotional events and distribution gains, with the incremental promotions resulting in a decline in price/mix.
Dymatize net sales increased 32.9% lifted by strong volume growth. In addition, international benefitted from an estimated timing shift of $8 million in net sales purchased ahead of pricing actions in fiscal 2026.
Gross profit was $187.4 million, or 28.9% of net sales, a decrease of 8.6%, or $17.7 million, compared to $205.1 million, or 36.9% of net sales, in the prior year period. Adjusted gross profit* was $192.4 million, or 29.7% of net sales, a decrease of $7.0 million, or 3.5%, compared to $199.4 million, or 35.9% of net sales, in the prior year period. In the fourth quarter of 2025, gross profit and adjusted gross profit were impacted by input cost inflation, increased promotional activity and packaging redesign costs.
*Adjusted gross profit and adjusted gross profit margin are non-GAAP measures that exclude mark-to-market adjustments on commodity hedges. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Selling, general and administrative (“SG&A”) expenses were $80.9 million, or 12.5% of net sales, a decrease of $7.8 million compared to $88.7 million, or 16.0% of net sales, in the prior year period. As anticipated, marketing and consumer advertising expenses drove the decrease and were $16.2 million, a decrease of $8.9 million compared to the prior year period.
Operating profit was $102.2 million, a decrease of 8.8%, or $9.9 million, compared to $112.1 million in the prior year period.
Interest expense, net was $19.1 million and $14.5 million in the fourth quarter of 2025 and 2024, respectively, with the increase primarily driven by higher outstanding borrowings under BellRing’s revolving credit facility. Income tax expense was $23.5 million in the fourth quarter of 2025, an effective income tax rate of 28.3%, compared to $25.9 million in the fourth quarter of 2024, an effective income tax rate of 26.5%.
Net earnings were $59.6 million, a decrease of 16.9%, or $12.1 million, compared to $71.7 million in the prior year period. Net earnings per diluted common share were $0.48, a decrease of 12.7%, compared to $0.55 in the prior year period. Adjusted net earnings* were $63.4 million, a decrease of 5.5%, compared to $67.1 million in the prior year period. Adjusted diluted earnings per common share* were $0.51 in both periods.
Adjusted EBITDA* was $117.4 million, an increase of 0.8%, or $0.9 million, compared to $116.5 million in the prior year period.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Fiscal Year 2025 Results
Net sales were $2,316.6 million, an increase of 16.1%, or $320.4 million, compared to the prior year, driven by 14.7% increase in volume and 1.4% increase in price/mix. Premier Protein net sales increased 16.8%, driven by 14.6% increase in volume and 2.2% increase in price/mix. Dymatize net sales increased 13.3%.
Gross profit was $770.4 million, or 33.3% of net sales, an increase of 8.9%, or $63.1 million, compared to $707.3 million, or 35.4% of net sales, in the prior year. Adjusted gross profit* was $785.6 million, or 33.9% of net sales, an increase of $83.6 million, or 11.9%, compared to $702.0 million, or 35.2% of net sales, in the prior year. In the twelve months ended September 30, 2025, gross profit and adjusted gross profit benefited from higher pricing which was more than offset by incremental promotional activity and net input cost inflation.
*Adjusted gross profit and adjusted gross profit margin are non-GAAP measures that exclude mark-to-market adjustments on commodity hedges. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
SG&A expenses were $396.0 million, or 17.1% of net sales, an increase of $111.4 million compared to $284.6 million, or 14.3% of net sales, in the prior year. SG&A expenses in the twelve months ended September 30, 2025 included a $69.0 million provision for legal matters related to a settlement in principle regarding previously disclosed litigation (which was treated as an adjustment for non-GAAP measures), higher marketing and consumer advertising expenses and increased distribution and warehousing expenses on higher volumes. Marketing and consumer advertising expenses were $75.2 million, an increase of $13.9 million, compared to the prior year.
Operating profit was $357.4 million, a decrease of 7.8%, or $30.3 million, compared to $387.7 million in the prior year. In the twelve months ended September 30, 2025, operating profit was negatively impacted by the aforementioned $69.0 million provision for legal matters. In the twelve months ended September 30, 2024, operating profit was negatively impacted by $17.4 million of accelerated amortization, which was treated as an adjustment for non-GAAP measures.
Interest expense, net was $68.4 million and $58.3 million in the twelve months ended September 30, 2025 and 2024, respectively, with the increase primarily driven by higher outstanding borrowings under BellRing’s revolving credit facility. Income tax expense was $72.8 million in the twelve months ended September 30, 2025, compared to $82.9 million in the twelve months ended September 30, 2024, an effective income tax rate of 25.2% in both periods.
Net earnings were $216.2 million, a decrease of 12.3%, or $30.3 million, compared to $246.5 million in the prior year. Net earnings per diluted common share were $1.68, a decrease of 9.7%, compared to $1.86 in the prior year. Adjusted net earnings* were $279.1 million, an increase of 9.2%, compared to $255.5 million in the prior year. Adjusted diluted earnings per common share* were $2.17, an increase of 12.4%, compared to $1.93 in the prior year.
Adjusted EBITDA* was $481.6 million, an increase of 9.4%, or $41.4 million, compared to $440.2 million in the prior year.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Share Repurchases
During the fourth quarter of 2025, BellRing repurchased 5.2 million shares for $206.9 million at an average price of $40.04 per share. During fiscal year 2025, BellRing repurchased 9.0 million shares for $472.5 million at an average price of $52.62 per share. Subsequent to the end of the fourth quarter of 2025 and as of November 17, 2025, BellRing repurchased 1.2 million shares for $40.0 million at an average price of $34.01 per share. As of November 17, 2025, BellRing had $276.5 million remaining under its share repurchase authorization.
Fiscal Year 2026 Outlook
BellRing is providing its full year 2026 guidance in the table below. While the company does not intend to provide detailed quarterly guidance on a regular basis, from a phasing perspective, net sales for the first quarter are expected to decline approximately 5% compared to the prior year period. The first quarter reflects tough prior year comparisons in the club channel and certain one-time factors including non-repeating promotion for both Premier Protein and Dymatize as well as the Dymatize sales timing benefit recognized in the fourth quarter of fiscal year 2025. Together, these certain one-time factors are a 4-percentage point headwind to first quarter growth. Net sales growth is expected to accelerate beyond the first quarter as merchandising initiatives, advertising and innovation become more meaningful and club comparisons ease. The company expects Adjusted EBITDA as a percentage of net sales to be approximately 16% in the first quarter primarily driven by lower net sales and gross profit margin.

Metric	Fiscal Year 2026
Net Sales	$2.41-$2.49 billion
Net Sales Growth	4% to 8%
Adjusted EBITDA	$425-$455 million
Adjusted EBITDA as a percentage of Net Sales	Approximately 18%
Capital Expenditures	$8 million
BellRing provides Adjusted EBITDA and Adjusted EBITDA as a percentage of Net Sales guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA and Adjusted EBITDA as a percentage of Net Sales non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges and other charges reflected in BellRing’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”

Long-Term Financial Algorithm
BellRing is updating its long-term net sales growth target and reiterating its long-term Adjusted EBITDA as a percentage of net sales target. The updated long-term financial targets are:
•Annual net sales growth of 7% to 9%
•Adjusted EBITDA as a percentage of net sales of 18% to 20%
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted gross profit, Adjusted gross profit margin, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, November 18, 2025 at 8:30 a.m. ET to discuss financial results for the fourth quarter of fiscal year 2025 and fiscal year 2026 outlook. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: BellRing Q4 2025 Earnings Conference Call. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.
Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2026, BellRing’s net sales, Adjusted EBITDA and commentary regarding its first quarter of 2026 outlook and BellRing’s long-term financial algorithm. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;

•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third-party suppliers or manufacturers for the manufacturing of many of its products, pandemics and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on third-party contract manufacturers for the manufacture of most of its products, including one manufacturer for nearly half of its RTD protein shakes;
•the ability of BellRing’s third-party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third-party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies);
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•consolidation in BellRing’s distribution channels;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the accuracy of BellRing’s market data and attributes and related information;
•changes in critical accounting estimates;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post Holdings, Inc. (“Post”) following BellRing’s separation from Post and Post’s distribution of BellRing stock to Post’s shareholders (the “Spin-off”), including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers and/or directors of Post;
•risks related to the previously completed Spin-off;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third-party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with technology failures, cybersecurity incidents and corruption of BellRing’s data privacy protections;
•impairment in the carrying value of goodwill or other intangible assets or other long-lived assets;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts;
•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.

About BellRing Brands, Inc.
BellRing Brands, Inc. (NYSE: BRBR) is a dynamic and fast-growing consumer brands business with the purpose of Changing Lives with Good Energy. Focused on growing the convenient nutrition category, the company’s brands include Premier Protein, the #1 ready-to-drink protein and convenient nutrition brand, and Dymatize, the brand behind the #1 hydrolyzed protein powder. A culture-driven, pure-play company, BellRing Brands believes nutrition is at the core of a healthy world and produces products with best-in-class nutritional profiles and exceptional flavors. Its products are distributed in over 90 countries across club, mass, food, eCommerce, specialty, drug and convenience. To learn more visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net Sales	$648.2	$555.8	$2,316.6	$1,996.2
Cost of goods sold	460.8	350.7	1,546.2	1,288.9
Gross Profit	187.4	205.1	770.4	707.3
Selling, general and administrative expenses	80.9	88.7	396.0	284.6
Amortization of intangible assets	4.3	4.3	17.0	35.0
Operating Profit	102.2	112.1	357.4	387.7
Interest expense, net	19.1	14.5	68.4	58.3
Earnings before Income Taxes	83.1	97.6	289.0	329.4
Income tax expense	23.5	25.9	72.8	82.9
Net Earnings	$59.6	$71.7	$216.2	$246.5

Earnings per Common Share:
Basic	$0.48	$0.56	$1.70	$1.89
Diluted	$0.48	$0.55	$1.68	$1.86

Weighted-Average Common Shares Outstanding:
Basic	124.0	129.1	126.9	130.3
Diluted	125.3	131.1	128.5	132.3

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2025	September 30, 2024

ASSETS
Current Assets
Cash and cash equivalents	$71.8	$70.8
Restricted cash	17.3	0.3
Receivables, net	223.4	220.4
Inventories	330.4	286.1
Prepaid expenses and other current assets	22.6	15.1
Total Current Assets	665.5	592.7

Property, net	19.0	9.2
Goodwill	65.9	65.9
Intangible assets, net	125.0	141.8
Deferred income taxes	32.4	12.9
Other assets	33.2	14.5
Total Assets	$941.0	$837.0

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$119.5	$121.0
Other current liabilities	163.3	82.7
Total Current Liabilities	282.8	203.7

Long-term debt	1,084.3	833.1
Deferred income taxes	0.4	0.4
Other liabilities	27.4	5.7
Total Liabilities	1,394.9	1,042.9

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	48.7	37.3
Retained earnings	272.6	56.4
Accumulated other comprehensive loss	(1.0)	(2.0)
Treasury stock, at cost	(775.6)	(299.0)
Total Stockholders’ Deficit	(453.9)	(205.9)
Total Liabilities and Stockholders’ Deficit	$941.0	$837.0

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Twelve Months Ended September 30,
	2025	2024
Cash provided by (used in):
Operating activities	$260.6	$199.6
Investing activities	(4.7)	(1.8)
Financing activities	(238.3)	(175.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	0.4	—
Net increase in cash, cash equivalents and restricted cash	$18.0	$22.7

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted gross profit, Adjusted gross profit margin, Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted gross profit and Adjusted gross profit margin
BellRing believes Adjusted gross profit is useful to investors in evaluating BellRing’s underlying profitability of its revenue-generating activities as it excludes mark-to-market adjustments on commodity hedges (which are primarily non-cash and not consistent across periods; see the explanation below for more information). BellRing believes Adjusted gross profit margin (Adjusted gross profit as a percentage of net sales) is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted net earnings and Adjusted diluted earnings per common share
BellRing believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Provision for legal matters: BellRing has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as BellRing believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Accelerated amortization: BellRing has excluded non-cash accelerated amortization charges recorded in connection with the discontinuation of certain brands or the discontinuation of the use of certain brands in certain regions as the amount and frequency of such charges are not consistent. Additionally, BellRing believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
c.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are non-cash items and the amount and frequency of such adjustments are not consistent.
d.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
e.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results. BellRing believes that Adjusted EBITDA as a percentage of net sales is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization including accelerated amortization, and the following adjustments discussed above: provision for legal matters, mark-to-market adjustments on commodity hedges and foreign currency gain/loss on intercompany loans. Additionally, Adjusted EBITDA reflects an adjustment for the following item:

f.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Gross Profit	$187.4	$205.1	$770.4	$707.3
Mark-to-market adjustments on commodity hedges	5.0	(5.7)	15.2	(5.3)
Adjusted Gross Profit	$192.4	$199.4	$785.6	$702.0
Gross Profit as a percentage of Net Sales	28.9%	36.9%	33.3%	35.4%
Adjusted Gross Profit as a percentage of Net Sales	29.7%	35.9%	33.9%	35.2%

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net Earnings	$59.6	$71.7	$216.2	$246.5

Adjustments:
Provision for legal matters	—	—	69.0	—
Accelerated amortization	—	—	—	17.4
Mark-to-market adjustments on commodity hedges	5.0	(5.7)	15.2	(5.3)
Foreign currency gain on intercompany loans	—	(0.3)	(1.4)	(0.2)
Total Net Adjustments	5.0	(6.0)	82.8	11.9
Income tax effect on adjustments (1)	(1.2)	1.4	(19.9)	(2.9)
Adjusted Net Earnings	$63.4	$67.1	$279.1	$255.5

(1) Income tax effect on adjustments was calculated on all items using a rate of 24.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Diluted Earnings per Common Share	$0.48	$0.55	$1.68	$1.86

Adjustments:
Provision for legal matters	—	—	0.53	—
Accelerated amortization	—	—	—	0.13
Mark-to-market adjustments on commodity hedges	0.04	(0.05)	0.12	(0.04)
Foreign currency gain on intercompany loans	—	—	(0.01)	—
Total Net Adjustments	0.04	(0.05)	0.64	0.09
Income tax effect on adjustments (1)	(0.01)	0.01	(0.15)	(0.02)
Adjusted Diluted Earnings per Common Share	$0.51	$0.51	$2.17	$1.93

(1) Income tax effect on adjustments was calculated on all items using a rate of 24.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024
Net Earnings	$59.6	$71.7	$216.2	$246.5
Income tax expense	23.5	25.9	72.8	82.9
Interest expense, net	19.1	14.5	68.4	58.3
Depreciation and amortization, including accelerated amortization	4.8	4.7	18.6	36.5
Provision for legal matters	—	—	69.0	—
Stock-based compensation	5.4	5.7	22.8	21.5
Mark-to-market adjustments on commodity hedges	5.0	(5.7)	15.2	(5.3)
Foreign currency gain on intercompany loans	—	(0.3)	(1.4)	(0.2)
Adjusted EBITDA	$117.4	$116.5	$481.6	$440.2
Net Earnings as a percentage of Net Sales	9.2%	12.9%	9.3%	12.3%
Adjusted EBITDA as a percentage of Net Sales	18.1%	21.0%	20.8%	22.1%